COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

I.	General Information

Our Compensation Committee. The Compensation and Management Development Committee of our Board of Directors is comprised of three independent directors, as determined by our Board of Directors pursuant to the listing requirements of the New York Stock Exchange, as well as the more stringent requirements of our corporate governance guidelines. Our committee’s primary responsibilities are to:

•	Determine all elements of our executive officers’ compensation;

•	Review and recommend compensation for other members of senior management;

•	Review and recommend our compensation and benefit policies for our employees generally;

•	Administer our equity incentive plans;

•	Make recommendations to the Board of Directors with respect to director compensation; and

•	Review our management progression and succession plans.

These responsibilities are set out in the committee’s charter which you can find on our website at www.penskeautomotive.com. This charter is reviewed annually by our corporate governance committee and Board of Directors. The compensation committee retains the authority to delegate its duties to a subcommittee, though it did not do so in 2009. Proposed committee meeting agendas are prepared by management and sent to the committee prior to every meeting along with material for committee review. The final agenda for each meeting is determined by the committee chairman. The committee met six times during 2009, and each meeting is typically concluded with an executive session including only the committee members.

Outside Advisors and Consultants. Our compensation committee has the authority to hire outside consultants and advisors at their discretion, and it has full access to any of our employees. While it may do so in the future, neither the committee nor company management has retained outside consultants to assist them in determining or recommending the amount or form of executive or director compensation.

Role of Executive Officers. The committee relies on our senior management to assist in fulfilling many of its duties, in particular our Executive Vice President — Human Resources and Chief Executive Officer, each of whom attend part of most committee meetings. These executives make recommendations concerning our compensation policies generally, certain specific elements of compensation for senior management (such as equity awards and bonuses), and report to the committee as to company personnel and developments. Our Chief Executive Officer also makes specific compensation recommendations concerning our other executive officers and certain other employees. Our Chief Executive Officer does not participate in determining his own compensation except as noted below under “Chief Executive Officer Compensation.”

II.	Compensation Philosophy

Our compensation program is designed to motivate and reward our executive officers and other key employees to enhance long-term stockholder value and to attract and retain the highest quality executive and key employee talent available. We believe our executive compensation should be aligned with increasing the value of our common stock and promoting our key strategies, values and long term financial and operational objectives.

Several times during each year, our management compensation program is reviewed in whole or in part with respect to various factors, including: competitive benchmarking; the tax and accounting treatment of certain elements of employee compensation; and recent trends regarding executive compensation. We evaluate the effectiveness of our program generally based on our ability to motivate our executives to deliver superior company wide performance and to retain them on a cost-effective basis.

The majority of our executive and employee compensation is payable in cash in the short-term, and is comprised principally of salary and cash bonuses. We use cash compensation as the majority of our compensation because we believe it provides the most flexibility for our employees and is less dilutive to existing stockholders than equity compensation. The committee also recognizes that stock prices may also reflect factors other than long-term performance, such as general economic conditions and varying attitudes among investors toward the stock market in general and toward retail companies specifically. However, we also provide long-term compensation in the form of restricted stock awards for certain employees. Our restricted stock program awards typically vest over four years, with 70% of any award vesting in the third and fourth years. We believe this long term compensation helps to align management’s goals with those of our other stockholders and provides a long-term retention inducement for our key employees, as discussed below under the heading “Restricted Stock.”

We do not have any required stock ownership guidelines for our employees. We monitor the stock ownership of our key executives and believe the weighted vesting of our restricted stock awards will contribute to our executive officers holding a significant equity position in our company.

Addressing Risk. Our compensation committee recognizes that any incentive based compensation arrangement induces an inherent element of risk taking by senior management. We incent management through annual discretionary bonuses, restricted stock grants and, in some cases, performance based bonuses. The committee assesses the risk related to our compensation policies for the named executive officers as well as for the employees generally, and has determined that our compensation arrangements do not lend themselves to unnecessary or excessive risk taking. The committee believes that the inherent risk is mitigated by the following, among other, factors:

our stated commitment to full compliance with our code of conduct our executive compensation recovery policy noted below

our committee’s negative discretion to reduce any performance based award approximately 70% of the equity compensation we issue vests in the third and fourth years rigorous internal and external auditing of our dealership and consolidated results thorough investigation of all fraud and financial-related complaints to our anonymous hotline

Executive Compensation Recovery Policy. We have a policy regarding the recovery of unfairly earned compensation. Under the policy, if our Board determines that a member of management earned performance based compensation or incentive compensation within the last three years due to fraud, negligence or intentional misconduct, and such conduct was a significant contributing factor to our restating our financial statements or reporting material inaccuracies relating to financial reporting or other performance metrics used in those awards, our Board has the discretion to cause that employee to repay and forfeit all compensation that was expressly conditioned upon the achievement of the misreported financial results.

Equity Award Approval Policy. We have an equity award approval policy which generally requires that all equity awards are approved by the committee, that the committee shall endeavor to approve all such awards at a committee meeting and that the grant date of all such awards shall be the date of the approval by the committee. As part of that policy, the committee delegated to our chief executive officer the authority to grant awards of up to an aggregate of 50,000 shares of our common stock (or stock equivalents) for new hires or spot awards, provided that the awards are reported to the committee at its next meeting. Our compensation committee believes that this delegation of authority allows us to meet our ongoing business needs in a practical manner. Our chief executive officer approved awards for 4,000 shares of restricted common stock under that authority in 2008 and 1,800 shares in 2009, leaving remaining authority for 44,200 shares.

Determination of Amounts. The committee reviews and determines all aspects of compensation for our executive officers. In making decisions regarding non-CEO compensation, the committee receives input from our Chief Executive Officer. Except with respect to our non-equity incentive plan awards, which depend on achieving specific quantitative performance objectives noted below, our compensation committee does not use formulas in determining the amount and mix of compensation. The committee believes that solely using annual quantitative performance measurements does not create the appropriate balance of incentives to build long-term value. Thus, the committee evaluates a broad range of qualitative factors, including reliability, a track record of integrity, good judgment, foresight and the ability to lead others.

The committee reviews salary adjustments with a view toward maintaining external compensation competitiveness. External competitiveness with respect to each element of our compensation was benchmarked in 2009 against a group of publicly traded automotive retailers (Asbury Automotive Group, AutoNation, CarMax, Group1 Automotive, Lithia Motors and Sonic Automotive) as well as a sampling of other retail companies (Limited Brands and OfficeMax). The non-automotive retail companies are the same as those selected by Risk Metrics for its evaluation of our chief executive officer’s compensation relative to company performance. We are the second largest publicly traded automotive retailer as measured by total revenue and the only one with extensive international operations. While we benchmark our compensation, we do not target a specific quartile of pay for our executive officers as compared to our peers as we believe each of our executive officer’s circumstances and challenges is unique to the individual and we base our compensation accordingly.

Management Incentive Plan. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally imposes a $1 million per year ceiling on the tax-deductibility of remuneration paid to any one of the named executive officers of a public company (except for the chief financial officer), unless the remuneration is treated as performance-based or is otherwise exempt from the provisions of Section 162(m). We have designed our Management Incentive Plan to provide for the payment of performance-based compensation that is qualified within the meaning of Section 162(m) of the Internal Revenue Code. We anticipate that the Management Incentive Plan will be resubmitted to shareholders for approval at the 2010 annual shareholders meeting.

We expect to continue to issue awards under the Management Incentive Plan for our Chief Executive Officer and certain other officers in order to provide motivation to advance specific annual objectives of the Company, while also maximizing the tax deductibility of our compensation expense. For any awards under the Management Incentive Plan, the compensation committee reserves discretion to reduce (but not increase) the payout under the award. While the committee intends to maximize the tax-efficiency of its compensation programs generally, it retains flexibility in the manner in which it awards compensation to act in our best interests, including awarding compensation that may not be tax deductible.

III.	Our Compensation Program

Our compensation program primarily consists of four elements:

•	base salary;

•	annual cash bonus payment;

•	restricted stock awards; and

•	employee health care and other benefits, such as the use of a company vehicle.

Base Salary. We pay base salary to set a baseline level of compensation for all senior management. The salary levels for our executive officers are determined by scope of job responsibility, experience, individual performance, historical salary levels and the benchmarking information discussed earlier under “Determination of Amounts.” The committee approves salary levels for executive officers and certain key employees in order to maintain external compensation competitiveness using the benchmarks noted above, and to reflect the performance of those employees in the prior year and to reflect any change in the employee’s level of responsibility within the organization. The evaluation of the individual’s performance is based upon the committee’s subjective perception of that performance, based in large part on input from our Chief Executive Officer and the factors noted above under “Determination of Amounts.”

The committee also considers our Company-wide performance as well as general economic factors. The items of corporate performance that are considered for our named executive officers are the same as those with respect to the non-equity incentive plan award detailed below under “Chief Executive Officer Compensation.” Our compensation committee uses these factors in a subjective evaluation to gauge Company performance, keeping in mind the impact of the general performance of the automotive retail industry.

Annual Bonus Payments. Our senior management is eligible to receive annual discretionary bonus payments. In the past several years, our Chief Executive Officer and President have not received any discretionary bonus payments, receiving only the amounts resulting from their performance based awards described below under “Chief Executive Officer Compensation” and “President Compensation.” We pay annual bonuses to provide an incentive for future performance and as a reward for performance during the prior year. These discretionary bonus payments are determined in varying degrees based on three criteria:

•	Company-wide performance in the prior year;

•	Evaluation of an individual’s performance in the prior year; and

•	Evaluation of the annual performance of an individual’s business unit in the prior year.

The items of Company-wide performance that are considered for our named executive officers are the same as those with respect to the non-equity incentive plan award detailed below under “Chief Executive Officer Compensation.” Our compensation committee uses these factors in a subjective evaluation to gauge Company performance, keeping in mind the impact of the overall performance of the automotive retail industry. The evaluation of the individual’s performance and the performance of the individual’s business unit is based on the committee’s perception of that performance, based in part on input from our Chief Executive Officer, and the factors noted above under “Determination of Amounts.”

Restricted Stock. The committee believes that the interests of senior management should be closely aligned with those of our stockholders. Therefore, each member of senior management is eligible to receive an incentive equity award because we believe equity grants effectively align management’s goals with those of our other stockholders.

We issue incentive compensation to our senior management team in the form of restricted stock under our 2002 Equity Compensation Plan. Our restricted stock grants for management typically vest over four years at a rate of 15%, 15%, 20% and 50% per annum, respectively. These shares are subject to forfeiture in the event the executive departs from the Company. We believe vesting the majority of the awards in the third and fourth years provides a longer-term incentive and more closely aligns the incentives for management with the interests of our long-term stockholders. We employ this form of compensation in part because many of our initiatives may take several years to yield benefits, such as building premium facilities. We also believe that weighted vesting of these awards provides an additional incentive to retain our valuable employees due to the value that may be created over time. Our restricted stock awards mirror our other outstanding stock, including the right to vote with our other stockholders and receive dividends.

Restricted stock grants for our named executive officers are generally discretionary (other than those awarded to our Chief Executive Officer, President and others under our Management Incentive Plan discussed above), and are based upon the awards granted in the prior year adjusted to reflect changes in the responsibilities of the named executive officers, individual performance and Company-wide performance measures detailed below under “Chief Executive Officer Compensation,” keeping in mind the impact of the overall performance of the automotive retail industry. The amounts are also established considering the retention component of the award, as the awards are the sole aspect of long-term compensation for our named executive officers. In 2009, the committee approved the granting of approximately 125,600 shares of restricted stock to employees (representing about 0.1% of our current outstanding equity).

Other Compensation. We may provide our employees with selected other benefits or perquisites in order to attract and retain highly skilled employees. Certain of our employees are entitled to benefits such as company contributions toward health and welfare benefits and company-sponsored life insurance. Our corporate employees are also entitled to a company-sponsored lunch. With respect to health and welfare benefits, the committee believes that our employees should receive a meaningful benefit package commensurate with those of other automotive retailers, recognizing the increasing cost of those benefits in recent years. We have historically provided our U.S. employees with company matching under our 401(k) plan, however, as part of cost curtailment initiatives implemented in light of deteriorating industry conditions, we suspended the 2009 matching under our 401(k) plan. We have reinstated such matching contributions for 2010.

Our named executive officers and certain other members of senior management are provided the use of a company vehicle, company-sponsored automobile insurance, and a tax gross-up relating to these amounts. We typically contribute a monthly allowance toward a lease payment for a company vehicle selected by the employee. The vehicle must be leased from one of our dealerships and the allowance is based on an employee’s position within our company. In some circumstances, we purchase a vehicle if we believe this will be more cost effective over the life of the vehicle’s use. We have valued the use of company vehicles in the following disclosure tables based on the value of our lease payments or, in situations where we have purchased a vehicle or the employee has used a company owned vehicle, on IRS guidelines. We also have historically paid for maintenance and repairs on the vehicles, which costs are included in those tables. Similar to any company providing its products to employees, we provide these vehicles as an inducement and retention benefit.

From time to time, we may adopt other benefits for our senior management, such as payment for a country club membership or tax gross-ups for certain items. We review these benefits on a case-by-case basis and believe, if limited in scope, such benefits can provide an incentive to long term performance and help retain our valuable employees. We have valued these other types of perquisites in the following disclosure tables based on our cost.

Other Forms of Compensation. The committee has also reviewed various other forms of executive compensation for our management, such as long-term incentive compensation (other than time-vesting restricted stock), stock options and supplemental retirement plans. Currently, the committee is of the view that salary, bonus and restricted stock awards should provide the principal components of management compensation and that these forms of compensation best align management’s goals with those of our stockholders. Therefore, after review, the committee has determined not to issue or grant stock options, allow for deferred compensation in the form of a deferral of salary or bonus, or any retirement benefit (other than under our defined contribution plans that are available to all qualified employees from time to time). The committee considers the advisability of these additional types of compensation periodically and retains the flexibility to implement other forms of compensation in the future.

No Employment Agreements, Change of Control and Pre-arranged Severance Compensation. None of our current executive officers have been provided an employment agreement, nor are they entitled to any pre-arranged severance compensation or compensation upon a change of control. We believe our mix of short-term and long-term compensation provides a retention incentive that makes an employment contract unnecessary, while providing us flexibility with respect to managing the departure of an executive officer. Our lack of pre-arranged severance compensation is consistent with our performance based compensation philosophy, and provides us the flexibility to enter into post-employment arrangements based on the circumstances existing upon departure. We have historically entered into varying types of severance arrangements with departing members of our senior management, which have included vesting of restricted stock and consulting agreements, as we believe it may be important to have continuing access to these individual’s knowledge base and guidance. In the event we employ consulting agreements, we have typically obtained a non-compete agreement with these individuals.

With respect to a change in control, none of our current executive officers have been guaranteed any change of control payments. However, our outstanding equity awards provide that, in the event of a change of control, the compensation committee has the discretion to accelerate, vest or rollover any outstanding equity awards.

IV.	2009 Compensation

Chief Executive Officer Compensation. Our compensation committee established performance targets for a performance based award for Mr. Penske in February 2009 with respect to 2009 performance under our management incentive plan discussed above. The maximum potential amount Mr. Penske could earn pursuant to this award is $3.0 million in the form of restricted stock to be granted in 2010, although the committee reserves discretion to reduce (but not increase) the payout under this award. The specific 2009 performance objectives are set forth below. We currently expect Mr. Penske to achieve a substantial portion of the performance metrics noted below relating to 2009.  The audit of our consolidated financial statements for the year ended December 31, 2009 has not been completed and our Compensation and Management Development Committee has not yet certified the results.

Objective	% of Award

• EBITDA (earnings before interest, taxes, depreciation and amortization) of $220 million (50% attainment) and $240 million (100% attainment) (1).	20%
• maintenance of credit availability of $150 million, excluding funds used for repurchases of outstanding debt or common stock.	20%
• maintenance of compliance with the covenants in our credit facilities.	20%
• customer satisfaction scores exceed manufacturer objectives at 80% of our franchises.	10%
• no material weaknesses in our internal controls.	10%
• new car inventory less than 60 days supply.	5%
• used car inventory less than 40 days supply.	5%
• common stock price performance to exceed the S&P 500 Index during 2009.	10%

Total	100%

(1)
Attainment between $220 million and $240 million will result in a pro rata achievement of this component. This performance target excludes any items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence, or related to discontinued
operations or a change in accounting principles or other regulations, provided that such items were specifically identified, quantified and disclosed in any public earnings release with respect to the period.

President Compensation. Our compensation committee established performance targets for a performance based award for Mr. Kurnick in February 2009 with respect to 2009 performance under our management incentive plan discussed above. The maximum potential amount Mr. Kurnick could earn pursuant to this award is $300,000 in the form of restricted stock to be granted in 2010, although the committee reserves discretion to reduce (but not increase) the payout under this award. The performance metrics relating to the award are the same as those noted above with respect to Mr. Penske’s award. We currently expect Mr. Kurnick to achieve a substantial portion of the performance metrics noted above relating to 2009.  The audit of our consolidated financial statements for the year ended December 31, 2009 has not been completed and our Compensation and Management Development Committee has not yet certified the results.

Mr. Kurnick is also the President of Penske Corporation and he receives a substantial amount of compensation from Penske Corporation, our controlling stockholder. While Mr. Kurnick devotes a substantial amount of time and effort to our company, his total compensation paid by us reflects that he devotes time to Penske Corporation. Our committee does not track the exact percentage of time spent on Penske Automotive matters, recognizing that the amount varies from year to year, but it is generally expected to represent approximately 75% of his time. Instead, in determining Mr. Kurnick’s pay, our compensation committee considers the impact of the time Mr. Kurnick spends on Penske Automotive matters, including the benefits of his leadership capabilities.

Other Executive Officer Compensation. Messrs. O’Shaughnessy, Sharp and Spradlin are eligible to receive a discretionary bonus based on the factors enumerated above including, but not limited to, the Company’s year end financial results. Our compensation committee has not yet determined the amount of the bonuses for these officers relating to 2009.  We were reimbursed approximately ten percent of Mr. Spradlin’s base salary and benefits by Penske Corporation to reflect his efforts on behalf of Penske Corporation. The full amount of Mr. Spradlin’s compensation is shown in the table below.

EXECUTIVE AND DIRECTOR COMPENSATION

The following table contains information concerning 2009 annual and long-term compensation for our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers during 2009, collectively referred to as the “named executive officers.”

2009 Summary Compensation Table

					Non-Equity
					Incentive Plan	All Other
					Compensation	Compensation
		Salary	Bonus	Stock Awards				Total
Name and Principal Position	Year	($)	($)	($)(1)	____________	($)		($)
Roger S. Penske.............	2009	$1,000,000	—	(2)	—	$25,000	(3)	$1,025,000	(2)
Chief Executive Officer	2008	$1,000,000	—	—	—	$26,383		$1,026,383
	2007	$750,000	—	1,680,005	—	$25,000		$2,455,005
Robert T. O’Shaughnessy	2009	$590,000	(4)	$51,999	—	$59,254	(5)	$701,253	(4)
Executive Vice President & Chief Financial	2008	$577,404	$168,000	$207,020	—	$50,435		$1,002,859
Officer	2007	$565,000	$235,000	$215,500	—	$42,376		$1,057,876
Robert H. Kurnick, Jr.	2009	$600,000	—	(6)	—	$46,278	(7)	$646,278	(6)
President	2008	$600,000	—	$207,020	—	$23,463		$830,483
	2007	$375,000	—	$215,500	—	$20,596		$611,096
Calvin C. Sharp	2009	$350,000	(4)	$60,540	—	$43,346	(8)	$453,796	(4)
Executive Vice President —	2008	$350,000	$90,000	$47,050	—	$46,551		$533,601
Human Resources	2007	$320,000	$135,000	$43,100		$18,670		$546,770
Shane M. Spradlin	2009	$250,000	(4)	$118,082	—	$15,815	(9)	$383,897	(4)
SVP, General Counsel &	2008	$250,000	$69,000	$84,690	—	$20,104		$423,794
Secretary

(1)	These amounts represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718 in connection with restricted stock awards granted under our 2002 Equity Compensation Plan.
(2)
In February 2009, Mr. Penske received an equity incentive plan-based award in the form of an award payable upon achievement of 2009 performance targets. The maximum total award for this grant was $3.0 million, payable in restricted stock. We currently expect Mr. Penske to achieve a substantial portion of the performance metrics noted
above relating to 2009.  The audit of our consolidated financial statements for the year ended December 31, 2009 has not been completed and our Compensation and Management Development Committee
has not yet certified the results. See the narrative discussion following this table for further discussion of this award.

(3)	Reflects $25,000 in matching charitable donations pursuant to our director charitable matching program (see below “Director Compensation – Charitable Donation Matching Program”).
(4)
Messrs. O’Shaughnessy, Sharp and Spradlin are eligible to receive a discretionary bonus based on the factors enumerated above, including the Company’s year end financial results. Our Compensation and
Management Development Committee has not yet determined the amount of the bonuses for these officers relating to 2009.

(5)
Represents $27,564 for the use of company vehicles and related automobile insurance, payments for a country club membership (though this membership is used for personal and business purposes), company-sponsored life insurance, company-sponsored lunch program and a tax allowance of $22,199. For a discussion of our methodology in valuing these items, see “CD&A — Other Compensation.”

(6)
In February 2009, Mr. Kurnick received an equity incentive plan-based award in the form of an award payable upon achievement of 2009 performance targets. The maximum total award for this grant was
$300,000, payable in restricted stock. We currently expect Mr.
Kurnick to achieve a substantial portion of the performance metrics noted above relating to 2009.  The audit of our consolidated financial statements for the year ended December 31, 2009 has not been completed and our Compensation and Management Development
Committee has not yet certified the results. See the narrative discussion following this table for further discussion of this award.

(7)
Represents $20,000 in matching charitable donations pursuant to our director charitable matching program (see below “Director
Compensation – Charitable Donation Matching Program”), the use of
Company vehicles and related automobile insurance and a tax allowance of $4,352. For a discussion of our methodology in valuing these items, see “CD&A — Other Compensation.”

(8)
Represents $25,969 relating to the use of Company vehicles and related automobile insurance, company-sponsored life insurance, company-sponsored lunch program and a tax allowance of $12,332. For a discussion of our methodology in valuing these items, see “CD&A —
Other Compensation.”

(9)
Represents the use of Company vehicles and related automobile insurance, company-sponsored life insurance, company-sponsored lunch program, personal use of sporting event tickets and a tax allowance of $5,657. For a discussion of our methodology in valuing these items, see “CD&A — Other Compensation.”

Grants of Plan-Based Awards in 2009

Name	Grant Date	Estimated Future Payouts Under Equity Incentive			All other Awards:	Grant Date Fair Value
		Plan Awards			Number of Shares of	of Stock Awards ($)
					Stock

Name and Principal Position	Grant Date	Threshold ($)	Maximum ($)		____________	____________

Roger S. Penske...............................	2/17/2009	—	3,000,000	(1)
Chief Executive Officer
Robert T. O’Shaughnessy...........................	2/17/2009				8,710	51,999
Executive Vice President &
Chief Financial Officer
Robert H. Kurnick, Jr.,...........................	2/17/2009	—	300,000	(1)
President
Calvin C. Sharp...................................	2/17/2009				2,010	12,000
Executive Vice President –	10/28/2009				3,000	48,540
Human Resources
Shane M. Spradlin.................................	2/17/2009				3,518	21,002
SVP, General Counsel &	10/28/2009				6,000	97,080
Secretary
(1)					See the following narrative discussion for an explanation of this award. This entry reflects the total potential award for 2009.

Narrative Discussion of Summary Compensation Table and Plan Based Awards

The amounts set forth in the two preceding tables reflect payments and awards to our named executive officers based on the principles and descriptions discussed under “Compensation Discussion and Analysis.”

Mr. Penske’s Performance Based Award. Mr. Penske received a performance based award in 2009 under our management incentive plan based on performance targets to be achieved in 2009 which is payable in 2010. A maximum potential payout of $3.0 million in the form of shares of restricted stock is available under the award. We currently expect Mr. Penske to achieve a substantial portion of the performance metrics noted above relating to 2009.  The audit of our consolidated financial statements for the year ended December 31, 2009 has not been completed and our Compensation and Management Development Committee has not yet certified the results, as more fully discussed above in “CD&A – Chief Executive Officer Compensation.”

Mr. Kurnick’s Performance Based Award. Mr. Kurnick received a performance based award in 2009 under our management incentive plan based on performance targets to be achieved in 2009 which is payable in 2010. A maximum potential payout of $300,000 in the form of shares of restricted stock is available under the award. We currently expect Mr. Kurnick to achieve a substantial portion of the performance metrics noted above relating to 2009.  The audit of our consolidated financial statements for the year ended December 31, 2009 has not been completed and our Compensation and Management Development Committee has not yet certified the results, as more fully discussed above in “CD&A – President Compensation.”

Other Restricted Stock Awards. The other equity awards issued in February 2009 noted in the table were granted to Messrs. O’Shaughnessy, Sharp and Spradlin as part of an annual grant of restricted stock pursuant to the terms of the 2002 Equity Compensation Plan. The awards issued in October 2009 to Messrs. Sharp and Spradlin were special awards issued in recognition of exemplary service in connection with an acquisition project. All of these awards vest annually on June 1 over four years at a rate of 15%, 15%, 20% and 50% and were issued based on principles described in the “CD&A — Restricted Stock.”

Outstanding Equity Awards at 2009 Year-End

	Option Awards			Stock Awards
Name	Number of	Option Exercise	Option Expiration	Number of Shares or		Market Value of
	Securities	Price	Date	Units of Stock That		Shares or Units of
	Underlying			Have Not		Stock That Have
	Unexercised Options			Vested (#)		Not Vested (1)
	Exercisable (#)
Roger S. Penske				154,170	(2)	$2,340,301
Chief Executive Officer
Robert T. O’Shaughnessy	5,000 (3)	$10.48	2/22/12	28,060	(4)	$425,951
Executive Vice President & Chief Financial Officer
Robert H. Kurnick, Jr.				21,350	(5)	$324,093
President
Calvin C. Sharp				9,535	(6)	$144,741
Executive Vice President – Human Resources
Shane M. Spradlin	7,000 (7)	$5.55	3/18/13	17,118	(8)	$259,851
SVP, General Counsel & Secretary

(1)	Market value is based upon the closing price of our common stock on December 31, 2009 ($15.18).

(2)	These restricted shares vest as follows:

June 1, 2010 – 52,240 June 1, 2012 – 44,634

June 1, 2011 – 57,296

(3)	This award was granted on February 22, 2002 under our Amended and Restated Stock Option Plan, vested in three equal annual installments and is now fully vested.

(4)	The restricted shares vest as follows:

June 1, 2010 – 7,957 June 1, 2011 – 8,506	June 1, 2012 – 7,242 June 1, 2013 – 4,355

(5)	These restricted shares vest as follows:

June 1, 2010 – 8,650 June 1, 2012 – 5,500
June 1, 2011 – 7,200

(6)	The restricted shares vest as follows:

June 1, 2010 – 2,527 June 1, 2011 – 2,251	June 1, 2012 – 2,252 June 1, 2013 – 2,505

(7)	This award was granted on March 18, 2003 under our Amended and Restated Stock Option Plan, vested in three equal annual installments and is now fully vested.

(8)	The restricted shares vest as follows:

June 1, 2010 – 4,253 June 1, 2011 – 3,952	June 1, 2012 – 4,154 June 1, 2013 – 4,759

Option Exercises and Stock Vested

	Stock Awards
	Number of Shares
	Acquired on	Value Realized
Name	Vesting (#)	on Vesting(1)
Roger S. Penske	53,115	$770,168
Chief Executive Officer
Robert T. O’Shaughnessy	16,850	$244,325
Executive Vice President &
Chief Financial Officer
Robert H. Kurnick, Jr	10,150	$147,175
President
Calvin C. Sharp	2,075	$30,088
Executive Vice President —
Human Resources
Shane M. Spradlin	3,013	$43,689
SVP, General Counsel & Secretary
(1)	The value is based upon the closing price of our common stock on the vesting date.

Pension Benefits and Nonqualified Deferred Compensation

Our executive officers are not eligible to participate in any defined benefit or nonqualified deferred compensation plans.

Termination or Change in Control Payments
None of our named executive officers is employed under an employment agreement, and none have any contractual severance or termination payments, nor any contractual payments which are triggered by a change in control of the company.

Director Compensation

The Board of Directors believes that its members should receive a mix of cash and equity compensation, with the option to receive all compensation in the form of equity. The Board of Directors approves changes to director compensation only upon the recommendation of the compensation committee, which is composed solely of independent directors. Only directors who are not our paid employees are eligible for director compensation, unless otherwise noted.

Annual Fee and Stock Award. Each non-employee director receives an annual fee of $40,000, except for audit committee members, who receive $45,000, as well as committee chairpersons, who receive an additional $5,000. These fees are payable, at the option of each non-employee director, in cash or common stock valued on the date of receipt (generally in March of the year subsequent to service). Our non-employee directors also receive an annual grant of 4,000 shares of stock payable generally during the first quarter of the year following service.

Option to Defer Receipt until Termination of Board Service. Under our Non-Employee Director Compensation Plan, the annual fee and equity awards earned by our non-employee directors may be deferred in either the form of cash (for the annual fee) and/or deferred stock. Each deferred stock unit is equal in value to a share of common stock, and ultimately will be paid in cash after a director retires. These stock units do not have voting rights, but do receive dividends in the form of additional stock units which are credited to the director’s account on the date dividends are paid. All fees deferred in cash are held in our general funds and interest on such deferred fees is credited to the director’s account at the then current U.S. 90-day Treasury bill rate on a quarterly basis.

Charitable Donation Matching Program. All directors are also eligible to participate in a charitable matching gift program. Under this program, we match up to $25,000 per year in contributions by each director to institutions qualified as tax-exempt organizations under 501(c)(3) of the Internal Revenue Code and other institutions approved at the discretion of management. We may decline to match any contribution to an institution with goals that are incompatible with ours, or due to conflicts with our director independence policy. This program is not available for matching of political contributions. While the contributions are directed by our directors, we retain the tax deduction for these contributions.

Other Amounts. As part of our director continuing education program, each director is eligible to be reimbursed by us for the cost and expenses relating to one education seminar per year. These amounts are excluded from the table below. Each non-employee director is also entitled to the use of a company vehicle, as well as the cost of routine maintenance and repairs and company-sponsored automobile insurance relating to that vehicle. All directors are also entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to, and attendance at, meetings of the Board of Directors or its committees. Because we expect attendance at all meetings, and a substantial portion of the Board of Directors’ work is done outside of formal meetings, we do not pay meeting fees.

Director Compensation Table

Our directors who are also our employees (Messrs. Kurnick, Ishikawa, and Penske) receive no additional compensation for serving as directors, though they are eligible for the charitable matching program noted above.

	Fees Earned or	Stock	All Other
Name	Paid in Cash(1)	Awards(2)	Compensation		Total

John D. Barr	$45,000	(2)	$25,072	(3)	$70,072	(2)
Michael R. Eisenson.	$50,000	(2)	$29,268	(4)	$79,268	(2)
William J. Lovejoy	$40,000	(2)	$45,548	(5)	$85,548	(2)
Kimberly J. McWaters	$45,000	(2)	$19,988	(6)	$64,988	(2)
Lucio A. Noto	$40,000	(2)	$53,146	(7)	$93,146	(2)
Richard J. Peters	$40,000	(2)	$50,353	(8)	$90,353	(2)
Ronald G. Steinhart.	$45,000	(2)	$37,532	(9)	$82,532	(2)
H. Brian Thompson	$45,000	(2)	$71,050	(10)	$116,050	(2)

(1)
We pay our directors in the year subsequent to service. This column reflects the cash fees earned in 2009, though these fees will be paid in 2010. Messrs. Eisenson, Lovejoy and Noto elected to receive equity in lieu of a cash fee for 2009. Mr. Thompson elected to receive 50%
of his cash fee in equity in 2009.

(2)
Our non-employee directors receive an annual grant of 4,000 shares of stock payable during the first quarter of the year following service.
These awards have not yet been issued and will be valued at the closing price at the date of issuance, expected later in February
2010.

(3)
Mr. Barr had 8,292.58 deferred stock units outstanding at December
31, 2009. “All Other Compensation” reflects the use of a Company vehicle and related insurance. The grant date fair value of the 4,000 shares of stock granted to Mr. Barr on February 18, 2009 (in respect of 2008 service) was $21,760.

(4)
Mr. Eisenson had 666 shares of unvested restricted stock outstanding at December 31, 2009. “All Other Compensation” reflects the use of a
Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 4,000 shares of stock and the 5,351 shares of stock granted to Mr. Eisenson on
February 18, 2009 (in respect of 2008 service) was $61,759.

(5)
Mr. Lovejoy had 25,342.46 deferred stock units outstanding at
December 31, 2009. “All Other Compensation” reflects the use of a
Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 8,013.38 deferred stock units granted to Mr. Lovejoy on February 18, 2009 (in respect of 2008 service) was $51,760.

(6)
Ms. McWaters had 4,000 deferred stock units and 666 shares of unvested restricted stock outstanding at December 31, 2009. “All
Other Compensation” reflects the use of a Company vehicle and related insurance and matching of charitable donations. The grant date fair value of the 4,000 shares of stock granted to Ms. McWaters on
February 18, 2009 (in respect of 2008 service) was $21,760.

(7)
Mr. Noto had 20,412.31 deferred stock units outstanding at December
31, 2009. “All Other Compensation” reflects $30,646 for the use of a
Company vehicle and related insurance and matching of charitable donations. The grant date fair value of the 4,000 shares of stock granted to Mr. Noto on February 18, 2009 (in respect of 2008 service)
was $21,760.

(8)
Mr. Peters had 666 shares of unvested restricted stock outstanding at
December 31, 2009. “All Other Compensation” reflects $25,353 for the use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the
4,000 shares of stock granted to Mr. Peters on February 18, 2009 (in respect of 2008 service) was $21,760.

(9)
Mr. Steinhart had 666 shares of unvested restricted stock outstanding at December 31, 2009. “All Other Compensation” reflects the use of a
Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 4,000 shares of stock granted to Mr. Steinhart on February 18, 2009 (in respect of
2008 service) was $21,760.

(10)
Mr. Thompson had 666 shares of unvested restricted stock outstanding at December 31, 2009. “All Other Compensation” reflects $46,050 for use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the
4,000 shares of stock and the 2,341 shares of stock granted to Mr.
Thompson on February 18, 2009 (in respect of 2008 service) was
$39,259.